Exhibit 99.1

NEWS	NOBLE CORPORATION 13135 South Dairy Ashford, Suite 800 Sugar Land, TX 77478 Phone: 281-276-6100 Fax: 281-491-2092

NOBLE CORPORATION SUBSIDIARIES REACH AGREEMENT
TO SELL PLATFORM DRILLING BUSINESS
SUGAR LAND, Texas, January 16, 2008- Noble Corporation (NYSE: NE), a leading offshore driller, said that subsidiaries of the Company have reached agreement to sell the Company’s North Sea platform drilling business to Seawell Holding UK Limited for $35 million. Closing is subject to regulatory approval and other customary closing conditions and is expected by no later than the end of the first quarter 2008.
     Noble’s platform drilling business provides the personnel necessary to manage and perform drilling operations on production platforms owned by various operators. The sale to Seawell includes labor contracts covering 11 platform operations in the United Kingdom sector of the North Sea. Currently, these operations employ approximately 450 people. Not included in this sale is a labor and maintenance contract related to the Hibernia platform located off the east coast of Canada. Noble will continue to provide personnel for the drilling and maintenance operations in support of that project and its client Exxon Mobil.
     “With the sale of our platform drilling business we have taken another important step in focusing the Company more tightly on our core endeavors,” said David W. Williams, Chairman of the Board, Chief Executive Officer and President of Noble Corporation. “We are thankful for the many contributions that our platform team members made to our Company’s success over the years; their commitment to safety and operational excellence will continue to mark them as industry leaders.”
     Both Noble and Seawell intend to make the transition as seamless as possible for both the employees and the clients involved in the platform operations.

     Noble Corporation is a leading provider of diversified services for the oil and gas industry. The Company performs contract drilling services with its fleet of 62 mobile offshore drilling units located in key markets worldwide, including the U.S. Gulf of Mexico, Middle East, Mexico, the North Sea, Brazil, West Africa and India. The fleet count includes five rigs under construction.
     Additional information on Noble Corporation is available via the worldwide web at http://www.noblecorp.com.
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     This news release may contain “forward-looking statements” about the business, financial performance and prospects of the Company. Statements about the Company’s or management’s plans, intentions, expectations, beliefs, estimates, predictions, or similar expressions for the future are forward-looking statements. No assurance can be given that the outcomes of these forward-looking statements will be realized, and actual results could differ materially from those expressed as a result of various factors. A discussion of these factors, including risks and uncertainties, is set forth from time to time in the Company’s filings with the U.S. Securities and Exchange Commission.
NC- 434
1/16/2008
For additional information, contact:
For Investors: Lee M. Ahlstrom, Vice President — Investor Relations and Planning,
Noble Drilling Services Inc., 281-276-6440
For Media: John S. Breed, Director of Corporate Communications,
Noble Drilling Services Inc., 281-276-6729

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